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                                EXHIBIT 10.43
















                   Amended and Restated Operating Agreement

                                   between

                         GREAT DANE FINANCE COMPANY

                                      and

                            GREAT DANE TRAILERS, INC.

                           dated as of August 31, 1988.



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                   AMENDED AND RESTATED OPERATING AGREEMENT


            Agreement dated as of August 31, 1988 between Great Dane Trailers, Inc., ("Great Dane") a Georgia corporation and Great Dane Finance Company (the "Company"), a Delaware corporation.
            WHEREAS, pursuant to that certain letter agreement dated as of March 1, 1977 (referred to hereafter as the "Prior Agreement"), the Company has purchased retail installment contracts, promissory notes, security agreements and other forms of chattel paper from Great Dane or any Affiliate, as such term is defined in the Stock Purchase Agreement dated as of August 15, 1988 between Great Dane and Associates Corporation of North America (the "Stock Purchase Agreement"), and
            WHEREAS, the Company and Great Dane desire to provide for both (i) the purchase of chattel paper by the Company from Great Dane or any Affiliate thereof which sells trailers and semi-trailers manufactured and/or distributed by Great Dane (Great Dane together with all of such Affiliates are referred to collectively hereafter as "Affiliate Dealers"), and (ii) the extension of wholesale financing by the Company to independent, franchised sellers of trailers and semi-trailers manufactured and/or distributed by Great Dane (referred to collectively hereafter as "Independent Dealers") (Affiliate Dealers and Independent Dealers shall be referred to collectively hereafter as "Dealers") on and


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after the Closing Date, as defined in the Stock Purchase Agreement, (the
"Effective Date"), and
            WHEREAS, Great Dane and the Company mutually desire to amend and restate the Prior Agreement in its entirety.
            NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is mutually agreed by and between the parties hereto as follows:


                                   ARTICLE I
                  WHOLESALE FINANCING FOR INDEPENDENT DEALERS
            Section 1.1. AVAILABILITY OF WHOLESALE FINANCING. Subject to the terms and conditions of this Agreement, the Company shall directly or indirectly provide wholesale financing to Eligible Independent Dealers, as defined in
Section 1.2, in order to enable such Eligible Independent Dealers to acquire an inventory of new trailers and semi-trailers manufactured and/or distributed by Great Dane (referred to individually and collectively hereafter, as appropriate, as "Inventory").
            Section 1.2. ELIGIBLE INDEPENDENT DEALERS. Great Dane shall identify in writing those Independent Dealers which are eligible for wholesale financing accommodations by the Company hereunder. From time to time, Great Dane may also give the Company either written or telephonic notice that one or more of such Independent Dealers are no longer eligible for any subsequent wholesale financing accommodations hereunder; provided however, such notice shall not affect Great Dane's obligations under this


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Agreement with respect to any outstanding Advance, as defined in Section 1.4, or commitment by the Company to make an Advance on behalf of such Independent Dealer. The Company shall determine the acceptability of any such Independent Dealer, the limitations of the wholesale financing the Company may extend to any such Independent Dealer and the form and content of all documentation the Company will require to evidence and secure the obligations incurred by any Independent Dealer to the Company. Upon receipt from an acceptable Independent Dealer of documentation acceptable to the Company, the Company may in its sole discretion offer to extend wholesale financing to such Independent Dealer in such dollar amounts as are from time to time agreed upon by the Independent Dealer and the Company. All Independent Dealers which are identified in writing by Great Dane and approved by the Company for wholesale financing under this
Article I shall become eligible to receive wholesale financing accommodations from the Company hereunder and are referred to hereafter as "Eligible
Independent Dealers." The Company shall give Great Dane either written or telephonic notice if an Eligible Independent Dealer is no longer approved by the Company hereunder. Upon receipt of such notice by Great Dane, the Company shall have no obligation under this Article I to make any further Advances or commitments to make such Advances on behalf of such Independent Dealer.
            Section 1.3. ELIGIBLE INVENTORY. The wholesale financing extended by the Company subject to this Agreement shall be used by Eligible Independent Dealers to acquire and maintain


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Inventory which Eligible Independent Dealers may purchase from either Great Dane or, with the consent of Great Dane, any Dealers.
            Section 1.4. ADVANCES. Subject to the following conditions, the Company may issue a commitment to advance funds to Great Dane on behalf of an Eligible Independent Dealer in payment of the purchase price for an item of Inventory immediately prior to the production of such Inventory. Provided that all of the following conditions are satisfied, the Company shall advance such funds to Great Dane on behalf of an Eligible Independent Dealer one (1) Business Day, as hereinafter defined, after receipt by the Company of the related invoice (referred to hereafter individually as an "Advance," collectively as "Advances" and as the "Advance Date"): (a) the Company shall receive written notification from Great Dane that the production of the related item of Inventory has been completed and that such item of Inventory is available for shipment by Great
Dane to the related Eligible Independent Dealer, (b) the Company shall receive a copy of Great Dane's invoice to the Eligible Independent Dealer for such item of Inventory which shall include the serial number and amount due and owing to Great Dane from such Eligible Independent Dealer in payment of the purchase price for such item of Inventory, and (c) the related invoice shall be dated not more than fifteen (15) days prior to the date of receipt of same by the For purposes of this Agreement, "Business Day" means any day that is not a Saturday, Sunday or other day in which banking institutions in Chicago, Illinois generally are authorized or required by law or executive order to


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close.  The date upon which the Company issues its commitment to advance funds in payment of the purchase price for an item of Inventory shall be referred to hereafter as the "Commitment Date" for such item of Inventory. Each Advance shall be made by means of wire transfer or, at the option of the Company, through a depository transfer check or electronic funds transfer credit to an account established by Great Dane. Unless otherwise advised by the Company, Great Dane will mail the related statement or certificate of origin and a copy of the invoice to the branch office of the Company or its Affiliate designated by the Company and the original invoice to the related Eligible Independent Dealer. Each Eligible Independent Dealer shall execute such schedules, financing statements, security agreements and other documentation as may be required by the Company to evidence and secure each Advance. Each Advance may not exceed Great Dane's invoice price for the related item of Inventory (or any supplemental invoice price proviDed that any price increase included therein arises in the normal course of Great Dane's business and does not exceed three percent (3%) of Great Dane's original invoice price for the related item of Inventory) excluding freight and/or other transportation costs. Any discount or rebate of the purchase price which Great Dane may issue to an Eligible Independent Dealer regarding the purchase price of an item of Inventory against which the Company has made an Advance shall, with the concurrence of such Independent Dealer, be remitted to the Company and applied to the related Advance. If after the Commitment Date the related Independent Dealer ceases to


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be an Eligible Independent Dealer or becomes in default under any obligations with the Company, then Great Dane shall upon the request of the Company (i) suspend shipment of the related items of Inventory if such shipment has not yet begun, (ii) use its best efforts to stop shipment in transit and notify the Company of the location of such Inventory if such shipment had been initiated but not completed, or (iii) use any lawful rights and remedies available to Great Dane to reclaim such Inventory from such Eligible Independent Dealer and the Company shall indemnify Great Dane for any resulting reasonable reclamation expenses. In the event the Company declines to make an Advance with respect to a particular item(s) of Inventory and Great Dane, with the consent of the Company, elects to loan the related Eligible Independent Dealer the funds required to enable such Independent Dealer to acquire such item(s) of Inventory, then, with respect to only such specific item(s) of Inventory in which the Company declined to make an Advance, the Company shall agree to subordinate any security interest it may have in such item(s) of Inventory to the security, if any, acquired by Great Dane in such item(s) of Inventory.
            Section 1.5. WHOLESALE CHARGES. The Company's charges to an Eligible Independent Dealer for extending wholesale financing shall be in such amount as the Company and the Eligible Independent Dealer may from time to time agree upon and such charges shall be billed to and payable by the Eligible Independent Dealer on a monthly basis. The Company may, from time to time, increase or decrease the wholesale charges to any Eligible Independent Dealer


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and such increase or decrease shall not affect the liability of Great Dane under this Agreement.
            Section 1.6. TERM. Any Advance by the Company hereunder shall be scheduled to be repaid by the related Eligible Independent Dealer not more than three hundred sixty (360) days following the related Advance Date. An amount equal to at least ten percent (10%) of the original Advance shall be payable by the Eligible Independent Dealer not more than one hundred eighty (180) days following the related Advance Date. In the event an Eligible Independent Dealer does not pay the Company all or any portion of an Advance as such amount shall become due, such failure shall not be deemed a default under this Agreement by the Company and will not affect Great Dane's liability hereunder.
            Section 1.7. GREAT DANE PURCHASE OBLIGATION. (a) In the event an Eligible Independent Dealer fails to pay the Company any Advance as and when due or otherwise defaults under any wholesale financing agreement with the Company, the Company may take such action as the Company deems necessary and advisable to collect such indebtedness, including but not limited to the retaking or repossessing of any or all of such Eligible Independent Dealer's Inventory or the institution of appropriate legal action. Following such retaking or repossession, the Company shall take such actions as the Company deems necessary and advisable to foreclose upon and sell such Inventory free and clear of the Eligible Independent Dealer's interest therein. If the Company becomes the purchaser of such Inventory following the foreclosure


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sale or if the Company otherwise becomes the owner of such Inventory, the
Company shall so advise Great Dane and transport such Inventory to a location which Great Dane shall reasonably designate in writing to the Company and Great Dane shall indemnify the Company for the resulting transportation expenses, if any, arising after the first one hundred (100) miles of such transportation.
            (b) Following delivery of the Inventory to the location designated by Great Dane, Great Dane shall purchase such new Inventory (or portion thereof which is new) which has not been damaged from the Company for an amount equal to Great Dane's original invoice price together with any increases therein reflected on any supplemental invoices for such item of Inventory (which amount shall be referred to hereafter as the "Inventory Repurchase Price"); provided that such sale by the Company to Great Dane will convey title to such Inventory free and clear of all claims, liens or encumbrances of any party claiming by, through or under the Company or the related Eligible Independent Dealer. For the purposes of this Section 1.7(b), Inventory may be placed in service by Great Dane during the delivery to the related Eligible Independent Dealer or to such other location designated by such Eligible Independent Dealer and such Inventory shall be deemed to be new Inventory hereunder.
            (c) Following Great Dane's payment to the Company of the Inventory Repurchase Price, the Company shall deliver the appropriate bill of sale to Great Dane at the existing location of


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such Inventory.  The sale of any Inventory to Great Dane by the Company shall be on an "AS IS - WHERE IS" BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY
KIND, EXPRESS OR IMPLIED, AS TO QUALITY, WORKMANSHIP, DESIGN, MERCHANTABILITY, SUITABILITY, OR FITNESS OF THE INVENTORY FOR A PARTICULAR PURPOSE OR ANY PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF ANY KIND. Great Dane acknowledges that any deficiency due from the Eligible Independent Dealer and/or surplus due to the Eligible Independent Dealer shall be computed in accordance with applicable state and federal laws, regulations and decisions and that any such surplus shall be payable in accordance therewith.
            Section 1.8. DELAYED DELIVERY OF INVENTORY. Notwithstanding anything to the contrary included in this Agreement, if any Inventory sold by Great Dane to an Eligible Independent Dealer is not delivered to such Eligible Independent Dealer's premises or such other location acceptable to the Company which has been designated by such Eligible Independent Dealer on or before forty-five (45) days after the related invoice date (except with respect to those Eligible Independent Dealers located in California, Washington and Oregon; in which case such delivery period shall be extended by ten (10) additional days), then Great Dane shall, immediately upon demand by the Company, pay the Company an amount equal to (i) the related outstanding Advance together with any accrued and unpaid interest thereon, and (ii) all other amounts which are due and owing to the Company under the related security agreement with the Eligible Independent Dealer regarding


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such item of Inventory.  Great Dane's liability under this Section 1.8 shall be unconditional and the Company shall not be required to take possession of, foreclose upon or tender delivery to Great Dane of the related item of Inventory. The Company rights under this Section 1.8 shall be in addition to any other rights of the Company under this Agreement, provided however, the Company may elect to extend the aforementioned delivery periods in lieu of the immediate exercise of the Company's rights hereunder.


                                   ARTICLE II
         RETAIL FINANCING FOR INDEPENDENT DEALERS AND AFFILIATE DEALERS
            Section 2.1. AVAILABILITY OF RETAIL FINANCING. The Company, directly or indirectly, may provide financing to persons and entities in the United States desiring to purchase, lease or otherwise acquire from any Dealer new or used trailers, semi-trailers and related equipment manufactured and/or distributed by Great Dane (hereinafter referred to singularly and collectively as the "Great Dane Customers" and the "Property," respectively) pursuant to secured loans, installment sale contracts, sales-type leases which include either nominal purchase options or no meaningful residual value in the Property at the expiration of the lease term (referred to hereafter as "Sales Lease") or other financing devices entered into between such Dealer and the Great Dane Customer (referred to collectively hereafter as the "Contracts") in accordance with this Agreement. Great Dane shall cause each Affiliate Dealer to fully perform in a timely manner


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each and every duty or obligation attributable to such Affiliate Dealer under this Agreement. Great Dane may also delegate to any Affiliate Dealer the authority to perform any of Great Dane's obligations and duties hereunder, provided however, such delegation shall not release Great Dane from any of Great Dane's obligations and duties hereunder. Each Affiliate Dealer shall also execute documentation acceptable to the Company which further evidences the duties and obligations of such Affiliate Dealer hereunder.
            Section 2.2. ELIGIBLE DEALERS. Great Dane shall identify in writing those independent Dealers which are eligible for retail financing accommodations by the Company hereunder. All Affiliate Dealers shall be deemed eligible for retail financing accommodations by the Company hereunder and such financing shall be without recourse to such Affiliate Dealer with respect to the financial ability of the Great Dane Customer to pay except in those cases in which Great Dane is performing hereunder as an Affiliate Dealer; in which case Great Dane's obligations under this Agreement with respect to any related Contract and the Property subject thereto shall continue in full force and effect. The Company shall determine (i) the acceptability of any Independent Dealer, (ii) the limitations of the financing it will extend to each Independent Dealer, (iii) the form and content of all documentation the Company will require to evidence and secure the obligations incurred by any Dealer which shall include but not be limited to the retail financing agreement between such Independent Dealer and the Company, an example of which is attached hereto as Exhibit A


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("Retail Financing Agreement"), as may be amended from time to time, (iv) the form and content of the Contract and any notes, guaranties and all other documents (herein, together with the Contract, called "Documents") which evidence and secure the obligations of the Great Dane Customer under each Contract, and (v) the form and content of the Independent Dealer's assignments, endorsements and warranties regarding the sale and transfer of the Documents to the Company. The Company may, in its sole discretion, offer to extend retail financing to Independent Dealers in such dollar amounts as are from time to time agreed upon by such Independent Dealers and the Company. The Company shall give written or telephonic notice to Great Dane if an Independent Dealer is no longer approved by the Company hereunder. The purchase of Documents from any Dealer by the Company shall be at such rate of discount as the Company and the Dealer may from time to time agree upon and shall be referred to hereafter as the "Company Rate."
            Section 2.3. AFFILIATE DEALER TRANSACTIONS. The Company shall approve or reject the credit on any transaction originating from an Affiliate Dealer (i) within five (5) Business Days after the Company has received all the credit and other information and details concerning the transaction deemed necessary by the Company to render a decision either approving or rejecting such transaction (hereinafter referred to singularly and collectively as the "Contract Information"), if, after giving effect to such proposed transaction, the aggregate outstanding amount owing to the Company and its Affiliates by the Great Dane Customer who will be a party


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to such transaction and its Affiliates is equal to or less than $3,750,000, and
(ii) within ten (10) Business Days after the Company has received the Contract Information if, after giving effect to such proposed transaction, the aggregate amount owing to the Company and its Affiliates by such Great Dane Customer and its Affiliates is more than $3,750,000. The failure of the Company to accept or reject the credit on a transaction within the time period described above shall be deemed a rejection of such transaction for purposes of this Agreement. If the Company approves the credit on any transaction and the process of negotiating the terms of Financing, as defined in the Stock Purchase Agreement, is successfully concluded, then such approval shall constitute a commitment to purchase the related Documents for the transaction within three (3) Business Days after the respective Affiliate Dealer tenders to the Company such Documents if (i) the Documents for such transaction are in the form specified by, and in substance satisfactory to, the Company and (ii) the Documents are submitted to the Company for purchase within ninety (90) days of the date of such approval or within such other time period as is designated in such approval.
            Section 2.4. DOCUMENT PURCHASE FROM AFFILIATE DEALERS. (a) Affiliate Dealers shall sell to the Company and the Company shall purchase from such Affiliate Dealers each Contract between such Affiliate Dealers and a Great Dane Customer which the Company elects to purchase pursuant to Section 2.3. Unless the parties agree to the contrary, the purchase price of each Contract shall be


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an amount equal to the Principal Balance, as defined herein, less the cost of any insurance included within the Contract unless Great Dane with the approval of the Company pays the insurer such amount; in which case the purchase price for the Contract shall include such amount. The purchase of the Documents shall occur upon delivery to the Company of duly executed Documents for such transaction together with instruments of assignment and transfer ("Assignment") thereof duly executed by the respective Affiliate Dealer. Pursuant to the Assignment, such Affiliate Dealer shall sell, transfer and assign to the Company all of such Affiliate Dealer's right, title and interest in and to such Documents, all amounts due or to become due under the Documents, the Property in which such Affiliate Dealer has been granted a security interest and all of such Affiliate Dealer's rights and remedies under or in connection with the Documents. In addition, with regard to Property owned by such Affiliate Dealer which is subject to a Sales Lease, such Assignment shall also provide for either
(i) the pledge, grant and/or assignment, as appropriate, by such Affiliate Dealer to the Company of a security interest in such Property to secure the performance by the Great Dane Customers of all their obligations under the related Contract, or (ii) the sale and assignment by such Affiliate Dealer to the Company of all of such Affiliate Dealer's right, title and interest in such Property. The aforementioned Assignment will not constitute an assignment of such Affiliate Dealer's obligations as seller or lessor under any


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Contract or under any purchase order executed in conjunction with any Contract.
            Upon the acceptance by the Company of the Documents and Assignment for a transaction, the Company shall pay the respective Affiliate Dealer or its designee the purchase price of the related Contract.
            Section 2.5. CONTRACT DEFINITIONS. The terms set forth below shall be defined herein as follows:
            (i) "Down Payment" shall mean the total amount of all cash and property (at the value stated in the Contract) taken as partial consideration for the sale of the Property.
            (ii) "Principal Balance" for any Property shall mean the Unpaid Cash Price, as defined herein, of such Property plus insurance and other charges not included in the Cash Selling Price which are included in the related Contract attributable to such Property excluding the related Finance Charges, as defined herein.
            (iii) "Unpaid Time Balance" with respect to any Contract at any time shall mean the Principal Balance for any Property plus the related Finance Charges and any other amounts owing under such Contract less all payments made thereunder other than the Down Payment.
            (iv) "Cash Selling Price" shall mean the full cash price that the Great Dane Customer agreed to pay the Dealer for any Property including sales taxes, license fees, title fees and registration fees, but excluding insurance costs and the Finance Charges.


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            (v)   "Finance Charges" shall mean the amount charged the Great Dane
Customers by the Dealer for the privilege of purchasing Property on a time sale basis.
            (vi) "Unpaid Cash Price" for any Property shall mean the Cash Selling Price of such Property less the related Down Payment.
            (vii)  "Net Unpaid Time Balance" shall mean the remaining Unpaid
Time Balance under any Contract (which shall not include any interest, late charge or fee assessed against the Great Dane Customer under a Contract arising from such Great Dane Customer's default in the payment of any installment thereunder when due; provided however, such amount shall include the continued accrual of interest after such default at the same rate of Finance Charges included in such Contract prior to any default) less the unearned portion of the Finance Charges, if any, calculated pursuant to the Rule of 78's or the actuarial method; whichever method provides the greater rebate of unearned Finance Charges, or as otherwise required by law as of the date of determination or, if a foreclosure sale has occurred, immediately prior to such foreclosure sale, and less the unearned portion, if any, of any insurance premium included in such Contract.
            (viii) "Independent Dealer's Property Cost" shall mean the sum of Great Dane's invoice price for such Property, including freight or other transportation charges, plus any Federal Excise Tax, plus the cost of locally installed equipment not to exceed thirty percent (30%) of Great Dane's invoice price for the related Property (except in the case of refrigeration equipment;
in which


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case the cost therefor may not exceed the actual price paid by the Great Dane
Customer therefor plus any installation expenses), plus the cost of any insurance referred to in Section 2.6(v) of this Agreement if such expense is included in the Principal Balance under the Contract.
            Section 2.6. CONTRACT ELIGIBILITY. (a) All Contracts purchased by the Company from any Affiliate Dealer shall be subject to this Agreement.
            (b) Those Contracts purchased by the Company from an Independent Dealer which meet the following requirements together with those direct loans described in Section 2.7 shall also be subject to this Agreement:
                  (i) The Contract shall represent the installment sale at retail of new Property together with all equipment attached thereto, of any model year which has not been titled and which was sold by Great Dane to the respective Independent Dealer.
                  (ii) The Great Dane Customer shall have made a Down Payment of not less than ten percent (10%) of the Cash Selling Price.
                  (iii) The Unpaid Time Balance under the Contract shall be payable over a term not to exceed seventy-two (72) months.
                  (iv) The portion of the purchase price paid to the Independent Dealer in cash by the Company at the time of purchase of the Contract will not exceed one hundred and five percent (105%) of the Independent Dealer's Property Cost.


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                  (v)  The Property subject to a Contract on the date thereof shall be insured for not less than the actual cash value thereof covering fire, theft, and collision with a deductible amount of not more than two thousand five hundred dollars ($2,500.00).
                  (vi) The Contract if acquired by the Company will not cause the aggregate outstanding Unpaid Time Balances due to the Company under any existing Contracts held by the Company with the respective Great Dane Customer to exceed $500,000.00.
With the prior approval of Great Dane, Contracts which do not meet one or more of the requirements set forth above shall also be subject to this Agreement.
            Section 2.7. DIRECT LOAN ELIGIBILITY. Notwithstanding any terms to the contrary in this Agreement, for all purposes hereunder except Section 2.8, any direct loan agreement (whether in the form of a security agreement, chattel mortgage or other lien instrument) which the Company may enter into with a Great Dane Customer to enable such Great Dane Customer to acquire new Property from a Dealer which reserves a security interest or lien in such Property shall be deemed to be a Contract which the Company purchased from such Dealer under this Agreement and shall be subject to and eligible hereunder provided that:
            (i) The direct loan shall satisfy, as appropriate, the eligibility requirements set forth in Sections 2.6(i) and (v) of this Agreement, and


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            (ii)  On the date of the purchase of the Property by the Great Dane
Customer, the seller of such Property is either an Independent Dealer or an Affiliate Dealer, and
           (iii) The original principal balance of the direct loan shall not be greater than ninety percent (90%) of the Cash Selling Price of the Property and the term of such direct loan shall not exceed seventy-two (72) months.
            (iv) If the seller of the Property is an Independent Dealer, the original principal balance of the direct loan shall not exceed one hundred and five percent (105%) of the Independent Dealer's Property Cost.
            Any direct loan which satisfies the conditions set forth in Section
2.7 of this Agreement shall be referred to hereafter as a "Direct Loan." The obligor under each Direct Loan shall be deemed to be a Great Dane Customer as defined in this Agreement. With regard to any Direct Loan, any reference to the Principal Balance, the Finance Charges and Unpaid Time Balance in this Agreement shall be deemed to be a respective reference to the principal balance, interest charges and the sum thereof included in the Direct Loan. Notwithstanding the terms set forth in the first sentence of Section 2.8 of this Agreement, the Company and the respective Independent Dealer shall agree upon the amount, if any, which the Company may credit from the interest charges collected under any Direct Loan and apply to the reserve account established for such Independent Dealer.

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            Section 2.8.  INDEPENDENT DEALER RESERVE ACCOUNT.  The difference, if any, between the Finance Charges included in a Contract and the finance charges arising from the Company Rate may be retained by the Company in a reserve account established for each Independent Dealer or paid directly to such Independent Dealer. The Company may release such retained amounts to an Independent Dealer from time to time as the Company in its sole discretion deems advisable. Notwithstanding the foregoing, the Company may charge amounts against such reserve account or cancel portions of the reserve account in accordance with the Company's agreement with each Independent Dealer.
            Section 2.9.  DOCUMENT REPRESENTATIONS AND WARRANTIES OF GREAT
DANE. With respect to any Document purchased by the Company under this Agreement from any Affiliate Dealer, Great Dane represents and warrants that: the Document will be genuine, in all respects what it purports to be and, except to the extent of any impairment caused by the acts or omissions of the Company or its Affiliates, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditor's rights generally and the Contract will constitute the entire agreement between the Affiliate Dealer and the Great Dane Customer thereunder relating to the Property covered thereby; all signatures, names, addresses, amounts and other statements and facts contained in each Document will be true and correct as of the date the Company purchases such Document; if the Contract evidences

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a sale, the Property will have been sold to the Great Dane Customer in a bona fide time sale transaction and the respective Affiliate Dealer will have held all appropriate licenses to enter into such sale and to assign the resulting Contract to the Company; if the Contract evidences a lease, it will represent a valid and lawful deferred payment obligation of a lessee except to the extent of any impairment caused by the acts or omissions of the Company or its Affiliates, and will constitute the only lease or rental agreement relating to the Property, and Great Dane and the respective Affiliate Dealer will not have given any party any purchase or renewal options in or to the Contract or the Property except as stated in the Contract; the Great Dane Customer will have paid the Down Payment, advance rentals or deposit in cash or as otherwise stated in the Contract and no part thereof will have been loaned directly or indirectly by Great Dane or any Affiliate Dealer; no rentals or other monies due under the Contract will have been prepaid and no deposit will have been paid by the Great Dane Customer thereunder except as stated in the Contract; the Property will have been delivered in satisfactory condition to the Great Dane Customers and will have been accepted by the Great Dane Customers; all parties to the Documents will have the capacity to contract and none of such parties will have been a minor at the time of the execution thereof; at the time of purchase of any Contract by the Company from an Affiliate Dealer hereunder, the Great Dane Customers will not then be in default under such Contract; Great Dane will have caused the appropriate Affiliate

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Dealer to take such actions to be taken as are specified in instructions issued from time to time by the Company to Great Dane to ensure that the security interest, lien or reservation of title evidenced by the Documents and/or granted to the Company by an Affiliate Dealer thereunder will be perfected, valid, first, prior to all others and effective against all persons; each Affiliate Dealer will have the full title and right to sell and assign the Documents and such assignment will convey the Documents to the Company free and clear of all liens, encumbrances and other interest of any kind; the Documents are and will continue to be free from defenses, counterclaims and set-offs except those which may arise from the acts or omissions, if any, of the Company or its Affiliates; the Company shall have been designated as loss payee under such insurance policies as the Company may reasonably require from time to time; after the date of the assignment of the Documents, Great Dane together with the Affiliate Dealers shall have no authority and will not without the prior written consent of the Company accept collections, repossess, substitute or consent to the return of the Property or modify the terms of the Documents. The Company shall be relying upon the aforementioned representations and warranties with regard to each Contract purchased hereunder and the knowledge of the Company of any breach of such representations and warranties at the time of its purchase of any Documents or thereafter shall not impair or constitute any waiver of any of such representations and warranties or of Great Dane's obligations with respect to such Documents. The Company shall use its best efforts to notify Great Dane of any breach of any of the foregoing representations and warranties but shall not be obligated to cure or remedy any defects in the Documents. If any of the preceding representations and warranties are untrue in any material respect and cause a Loss, as hereinafter defined, to arise, then Great Dane shall immediately upon demand by the Company repurchase the related Documents from the Company for a amount equal to the Net Unpaid Time Balance thereunder, plus any expenses of collection, repossession, transportation, storage and reasonable attorneys' fees and court costs incurred by the Company in enforcing such Documents and such amount shall be referred to hereafter as the "Document Repurchase Price." Any sale of Documents by the Company to Great Dane under this Section 2.9 shall be without recourse or warranty of any kind except that such assignment will convey the Documents free and clear of any rights of persons claiming by, through or under the Company. Any amount paid by Great Dane to the Company upon the repurchase by Great Dane of any Documents pursuant to this Section 2.9 shall not constitute a Repossession Loss as defined in Section 2.14. For the purposes of this Agreement a "Loss" shall mean any losses, damages, liabilities, claims, demands, deficiencies, judgments, assessments, penalties, settlement costs and expenses of any nature whatsoever (including reasonable attorneys' fees and court costs) arising from the breach of any of the preceding representations or warranties provided the Company has sought to enforce the related Documents against the Great Dane Customer in the appropriate trial court and obtained any form of determination, ruling or decision from such trial court with respect to the Company's complaint to enforce the related Contract which may include, without limitation, a dismissal of the proceeding instituted by the Company. Great Dane shall indemnify the Company for all related court costs and reasonable attorneys' fees incurred by the Company. Notwithstanding anything to the contrary contained in this Section 2.9, any of the representations and warranties contained in this Section 2.9 shall be deemed not to have been breached if such representations and warranties shall be untrue as a result of
(i) the form of any Document being defective if the form is supplied or prepared by the Company for use in the jurisdiction in which used, (ii) the Finance Charges included in a Contract are in violation of applicable law but only if the Company Rate quoted by the Company in the applicable jurisdiction at such time is also in violation of such applicable law, or (iii) any action or omission by the Company or its Affiliates or any action or omission by Great Dane or the respective Affiliate Dealer which is taken at the written direction or, in the case of only directions by the Company or its Affiliates with respect to insurance coverage for the Property, telephonic direction of the Company or its Affiliates. Except with respect to the representations and warranties included in the Affiliate Dealer Agreement between the Company and each Affiliate Dealer, an example of which is attached as Exhibit B hereto, the representations and warranties set forth in this Section 2.9 shall supersede any representations and warranties contained in any assignments of

Documents purchased by the Company from any Affiliate Dealer under this Agreement and any representations and warranties of Great Dane or the respective Affiliate Dealer included in such assignments shall be of no force and effect. Any assignment of Documents by an Affiliate Dealer to the Company shall be subject to this Agreement unless the Company, Great Dane and such Affiliate Dealer otherwise agree. Any representation, warranty, obligation and/or liability of any party (other than Great Dane or an Affiliate Dealer) under the Documents shall be assigned to and enforceable by the Company even though Great Dane or an Affiliate Dealer has not made a similar representation or warranty or incurred a similar obligation or liability to the Company.
            Section 2.10. ACCOUNT MANAGEMENT. (a) Each Affiliate Dealer shall notify the Great Dane Customers under all Contracts assigned to the Company by such Affiliate Dealer on or after the Effective Date to make all future payments directly to the Company at such address as the Company shall specify. With the exception of monies received by Great Dane or an Affiliate Dealer from the Great Dane Customers which are received by Great Dane or an Affiliate Dealer prior to the assignment to the Company of the Documents and (including the Down Payment) which have been applied as a reduction of the Unpaid Time Balance due under the related Contract, all monies and other forms of payment received by Great Dane or an Affiliate Dealer from any Great Dane Customer or other obligor under the Documents assigned to the Company shall be held by Great Dane or such Affiliate Dealer in trust for the Company.

If any such payment is in the form of a check, money order or other instrument made payable to Great Dane or an Affiliate Dealer, then Great Dane or such Affiliate Dealer shall immediately endorse and/or assign such instrument to the Company and any such payment, regardless of form, shall be promptly, without demand, forwarded to the Company.
            (b) The Company may collect monies due under the Documents and otherwise enforce such Documents in accordance with the reasonable business judgment of the Company, without notice to Great Dane or any Affiliate Dealer and without affecting Great Dane's obligations under this Agreement, provided that unless a Default (as defined in Section 4.2) by Great Dane shall have occurred and be continuing:
                  (i) The Company shall obtain Great Dane's prior consent for the extension of the term of any Contract if (1) the term of such Contract has already been extended by three (3) months or, (2) as a result of any proposed extension, the term of such Contract will be extended by more than three (3) months;
                  (ii) The Company shall obtain Great Dane's prior consent for any extension of the term of a Contract or refinance of a Contract if at such time the Contract is three (3) or more monthly installments past due; and
                  (iii) The Company shall obtain Great Dane's prior consent for any transfer, with the approval of the Company, of a Contract from the Great Dane Customer to another party, and

                  (iv) The Company shall, with respect to only those Contracts with a remaining Unpaid Time Balance in excess of $25,000 obtain Great Dane's prior consent before releasing (1) any security interest in the Property prior to the payment in full of the related Great Dane Customer's obligations thereunder, or (2) any guarantor of the obligations of a Great Dane Customer prior to the payment in full of the related Great Dane Customer's obligations thereunder. With respect to any Contract with a remaining Unpaid Time Balance equal to or less than $25,000 the Company shall use its best efforts to obtain the prior consent of Great Dane for the actions described in subsections (1) and
(2) of the preceding sentence.
            The Company shall also notify Great Dane of any written extension, reschedule or other modification to any Contract which does not require the prior consent of Great Dane as set forth in Section 2.10(b) (i), (ii), (iii) and
(iv) above.  The requirements to obtain Great Dane's consent as set forth in
Section 2.10(b)(i), (ii), (iii) and (iv) above shall not apply to any extension, refinancing, transfer of obligation, release of Property or guarantor, or substitution of collateral resulting from any law, ruling, regulation, court order, automatic stay in a bankruptcy proceeding or action of any governmental agency. If Great Dane does not respond to a request by the Company for Great Dane's consent to any action described in Section 2.10(b)(i), (ii), (iii), or
(iv) above within two (2) Business Days of such request, then Great Dane shall be deemed to have given the Company the appropriate consent. If the Company takes any action described in Section 2.10(b) (i), (ii), (iii), or (iv) above without the prior consent of Great Dane, then Great Dane shall continue to be liable hereunder with respect to such Contract except to the extent of any diminution in value of such Contract which may arise from such action by the Company.
            (c) Great Dane and the Affiliate Dealers shall make appropriate entries upon their books and records which reflect the sale to the Company of such Documents as may be purchased by the Company and, upon ten (10) days' prior notice to Great Dane, the Company may examine such related books and records at any time during regular business hours. If Great Dane or the respective Affiliate Dealer retains an interest of any kind in the Property, or to the extent that any court deems Great Dane or the respective Affiliate Dealer to have an interest of any kind therein, Great Dane and the respective Affiliate Dealer shall grant to the Company a security interest in such Property to secure all obligations of the Great Dane Customers under the related Documents. Great Dane and the Affiliate Dealers, upon the reasonable request of the Company, shall execute such other documents as the Company may reasonably require to evidence and/or give notice of the rights of the Company in and to the Documents and/or the Property, which shall include but not be limited to the execution of security agreements and financing statements which describe Great Dane and the Affiliate Dealers, as appropriate, as a debtor and describe the Property as collateral and are senior to any other financing statements executed by Great Dane and the Affiliate Dealers as debtors with respect to such Property.
            Section 2.11. GREAT DANE CUSTOMER DEFAULT. In the event a Great Dane Customer defaults in the performance of its obligations under a Contract purchased by the Company from any Dealer, the Company may take such action as the Company deems necessary and advisable, including but not limited to the institution of a replevin action or similar proceeding, to take possession of the Property subject to such Contract and/or to collect the indebtedness due thereunder. If the Company fails to repossess an item of Property within one hundred eighty (180) days of the due date of the earliest installment remaining substantially in default under the Contract (such 180-day period, as it may be extended pursuant to Section 5.13 hereof, being hereinafter referred to as the "Repurchase Period"), Great Dane shall have no further obligation to the Company for such Property under this Article II. The preceding sentence shall not apply to any Contract in which Great Dane or the respective Affiliate Dealer has breached any warranty or representation to the Company if a Loss arises from such breach or if such breach in any way impairs the Company's ability to repossess the Property within the Repurchase Period. In the event of such a breach, Great Dane's obligations and liabilities hereunder with respect to such Contract and the related Property shall remain in full force and effect without regard to the Repurchase Period and any action by the Company to repossess or foreclose upon such Property and/or pursue the Company's rights under such Contract shall not waive the Company's rights under Section 2.9; provided however, Great Dane's obligations under such Section 2.9 shall continue to be conditioned upon the existence of a Loss arising from such breach. For the purposes of this Article II, an installment shall be substantially in default when the portion of such installment which is unpaid exceeds fifty percent (50%) of the scheduled installment provided for in the Contract. With respect to only those Contracts with the same Great Dane Customer which (i) are over sixty (60) days past due, and (ii) include an aggregate outstanding Unpaid Time Balance in excess of $250,000.00, Great Dane shall have the option to repurchase the related Documents from the Company for an amount equal to the Document Repurchase Price. Any sale of Documents by the Company to Great Dane under this Section 2.11 shall be without recourse or warranty of any kind except that such assignment will convey the Documents free and clear of any rights of persons claiming by, through, or under the Company. Such option to repurchase Documents by Great Dane shall not affect in any manner the respective Repurchase Period.
            Section 2.12. REPOSSESSION. In the event the Company repossesses any Property within the Repurchase Period or, if there is no default in payment, at any time after the Company elects to repossess any Property following a default by the Great Dane Customer in the performance of its other obligations under the Contract, the Company shall then take such action as the Company deems necessary and advisable to foreclose upon and sell such

Property free and clear of the Great Dane Customer's interest therein. If the Company forecloses its security interest in such Property at a public foreclosure sale, the Company shall:
            (i) Give Great Dane and the related Dealer the same prior written notice of such foreclosure sale as is given to the Great Dane Customer.
            (ii) Bid up to or, at the Company's option, in excess of the appraised value of the Property, but in no event shall the Company be obligated to bid in excess of the amount of the Net Unpaid Time Balance under the Contract. Should the Company's bid be higher than any other bid entered, the Company shall purchase such Property at its bid price. Should any other person or persons enter a cash bid equal to or higher than the bid of the Company, the Company shall sell the Property to the maker of the highest bid and such sale shall be deemed to be a "Resale" under Section 2.13 and the net amount received by the Company at such sale shall be deemed to be the "Resale Amount" under
Section 2.14. In the event Great Dane and the Company shall so agree, the Property may be sold to a third party at a public or private foreclosure sale for an amount less than the Net Unpaid Time Balance and such sale shall be deemed to be a "Resale" under Section 2.13 and the net amount received by the Company at such sale shall be deemed to be the "Resale Amount" under Section 2.14.
            (iii) If the Company is the purchaser at a foreclosure sale referenced in Section 2.12 (ii) above or otherwise becomes the owner of the Property, the Company shall give Great Dane and the

Dealer verbal notice of the impending delivery of such Property if such Property is not then in the possession or control of Great Dane or the Dealer, as appropriate.
            (iv) With respect to Property subject to a Contract assigned to the Company by an Affiliate Dealer and unless prevented from doing so because of the occurrence of an Impediment described in Section 5.13, the Company shall deliver such Property to the nearest Affiliate Dealer or at another location designated by Great Dane which is not more than fifty (50) miles from such nearest Affiliate Dealer. The Company may deliver the Property to a location not described in the preceding sentence if the Company and Great Dane agree upon such location and the manner in which the resulting transportation expenses are to be paid. If the Company requests Great Dane to move the Property and Great Dane is of the opinion that the Property requires repairs before it can be moved, Great Dane shall obtain the prior approval of the Company for any such repairs unless the cost thereof is $250 or less. Other than as provided herein as a prerequisite to the exercise of the Company's rights, nothing herein shall be construed as requiring the Company to deliver and/or to sell any Property to Great Dane. Great Dane shall store and protect the Property in a manner consistent with Great Dane's standard practice to store and protect its own inventory and shall allow the Company to conduct a foreclosure sale of the Property on the Affiliate Dealer's premises and to post signs concerning such sale on such premises, all without charge to the Company. Any Property voluntarily surrendered or abandoned to Great Dane or any Affiliate Dealer shall be deemed to have been delivered to Great Dane pursuant to this Section 2.12 on the date of such surrender or abandonment and Great Dane shall immediately thereafter notify the Company of such surrender or abandonment. If space is available at the Affiliate Dealer to which the Property is delivered, Great Dane shall at all times provide such space to the Company for storage of the Property without charge. If space is not available at the Affiliate Dealer, Great Dane shall arrange to store the Property on space rented by Great Dane and shall charge to the Company its pro rata portion of the rent for such space.
            (v) Following the repossession by the Company of any Property subject to a Contract assigned to the Company by an Independent Dealer, the Company shall proceed to foreclose upon such Property as set forth in this
Section 2.12 and return such Property to the Independent Dealer which assigned the related Contract to the Company.
            Section 2.13. GREAT DANE RESALE RESPONSIBILITY. (a) Upon delivery of any Property subject to a Contract assigned to the Company by an Affiliate Dealer to Great Dane pursuant to Section 2.12, the responsibility for selling such Property shall be upon Great Dane. Promptly after such delivery, Great Dane shall furnish to the Company a written estimate of the cost of the refurbishment and repairs recommended by Great Dane prior to resale of such Property. The Company shall pay Great Dane for any reasonable refurbishment and repairs necessary for resale within thirty (30) days of submission of Great Dane's invoice provided that (i) such expenses are charged at the same rate for parts and labor as the appropriate Affiliate Dealer charges its best fleet customers, and (ii) Great Dane shall have obtained the prior approval of the Company for such expense. Except as otherwise provided below, Great Dane shall resell such Property at a price acceptable to the Company and Great Dane within ninety (90) days after the related foreclosure sale and such resale shall be referred to hereinafter as "Resale". Great Dane shall use its best efforts to effect the Resale of any Property in a manner consistent with that used by Great Dane in the disposition of Great Dane's other items of inventory which are similar in age and condition to such Property. Great Dane and the Company may agree to extend the aforementioned ninety (90) day period one (1) time for an additional sixty (60) days. If Great Dane has not effected the Resale within the time period set forth herein, Great Dane and the Company shall each obtain within thirty (30) days thereafter, at least one
(1) bona fide bid for the Property to submit to each other and the Property shall be sold within thirty (30) days thereafter to the highest bidder and such sale shall be deemed to be a Resale and the net amount received by Great Dane at such sale shall be deemed to be the Resale Amount (as hereinafter defined). Great Dane shall purchase such Property for cash from the Company immediately prior to any Resale for an amount equal to the purchase price to be paid to Great Dane at the Resale (referred to hereafter as the "Resale Amount"). Any sale of foreclosed Property by the Company to Great

Dane hereunder shall be on an "AS IS - WHERE IS" BASIS, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO QUALITY, WORKMANSHIP, DESIGN, MERCHANTABILITY, SUITABILITY, OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE OR ANY PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF ANY KIND.
            (b) Upon delivery to an Independent Dealer of any Property subject to a Contract assigned to the Company by such Independent Dealer, the responsibility for selling such Property shall be upon such Independent Dealer; provided however, the sale price for such Property shall be subject to the concurrence of both Great Dane and the Company. Such sale shall be conducted pursuant to the respective terms and conditions set forth in the Retail Financing Agreement. The sale of the Property by the Independent Dealer and the amount paid to such Independent Dealer at such sale shall be deemed to be a Resale and the related Resale Amount, respectively.
            Section 2.14. REPOSSESSION LOSSES. (a) For the purposes of this Agreement, a "Repossession Loss" shall mean the Net Unpaid Time Balance owing under a Contract with respect to Property which has been foreclosed upon by the Company, plus all expenses incurred by the Company in the transportation, repair and storage of the Property, plus all sales commissions payable by the Company under Section 2.19(c), plus, in the case of only those Contracts assigned to the Company by an Affiliate Dealer, interest on the Net Unpaid Time Balance computed at the Formula Rate, as defined herein, from the date sixty (60) days after such Property is delivered and available to Great Dane for Resale to the date Great Dane purchases such Property from the Company as set forth in Section 2.14(a), less the Resale Amount.
            (b) The "Formula Rate" shall consist of the lesser of (i) the greater of the per annum lending rates publicly announced from time to time by Morgan Guaranty Trust Company of New York, Citibank, N.A. or The Chase Manhattan Bank, N.A. as its prime rate, base rate or reference rate for unsecured loans of the shortest maturity to corporate borrowers (the "Prime Rate") plus 1.0% per annum; PROVIDED, HOWEVER, that such rate shall not be changed unless at least two of such banks have announced a change in such publicly announced rates, or (ii) the highest rate that Great Dane can legally obligate itself to pay and/or the Company can legally collect.
            Section 2.15. GREAT DANE REPOSSESSION LOSS LIABILITY. Provided that the AIC Account includes a like or greater amount, the Company shall be paid from the AIC Account, as defined in Section 2.17, an amount equal to:
            (i) one hundred percent (100%) of the Repossession Loss arising under any Contract purchased by the Company from an Affiliate Dealer, and
            (ii) the difference, if any, between (x) the Repossession Loss arising under any Contract purchased by the Company from an Independent Dealer for the sale of five (5) or more items of Property consisting of new trailers or semi-trailers to the same Great Dane Customer which had been the subject of a single order to Great Dane by such Independent Dealer, minus (y) ten percent (10.0%) of the Net Unpaid Time Balance for such Property remaining under such Contract at the time of repossession of such Property, and
            (iii) the difference, if any, between (x) the Repossession Loss arising under any other contract purchased by the Company from an Independent Dealer which is not described in Section 2.15(ii) above, minus (y) fifteen percent (15.0%) of the Net Unpaid Time Balance for such Property remaining under such Contract at the time of repossession of such Property.
            Great Dane agrees that the Company may so charge the AIC Account those amounts referenced in the preceding sentence. In the event a Repossession Loss arises which exceeds the amount, if any, remaining in the AIC Account (after the return of any amounts by Great Dane pursuant to Section 2.17(c)), Great Dane shall, subject to Section 2.16, pay the Company in cash immediately upon demand an amount equal to fifty percent (50%) of the difference between such Repossession Loss and such amount, if any, remaining in the AIC Account.
            Section 2.16. GREAT DANE REPOSSESSION LOSS LIABILITY LIMITS. Notwithstanding anything to the contrary in Section 2.15, during any single Calendar Year, as defined herein, Great Dane shall have no further liability for Repossession Losses if, during such Calendar Year, Great Dane has paid the Company, pursuant to Section 2.15 from sources other than the AIC Account, amounts in excess of the greater of (i) two-tenths of one percent (0.2%) of the aggregate outstanding Unpaid Time Balance for all outstanding Contracts existing on December 31st of the prior Calendar Year up to a maximum of $1,250,000, or (ii) $360,000. "Calendar Year" shall mean the period from the Effective Date until December 31st of that same year and each consecutive twelve-month period thereafter (or portion thereof in the event this Agreement is terminated during any such twelve-month period).
            Section 2.17. AIC ACCOUNT. (a) The Company shall credit to a reserve account to be created and maintained on the books and records of the Company (referred to herein as the "AIC Account"), the sum of three-eighths of one percent (.375%) of the original Unpaid Cash Price included in each Contract subject to this Agreement regarding new Property and the sum of one-half of one percent (.50%) of the original Unpaid Cash Price included in each Contract purchased by the Company from an Affiliate Dealer subject to this Agreement regarding used Property. If for any reason the Company rebates any Finance Charges included in a Contract to the Great Dane Customer, then the Company shall debit from the AIC Account an amount which, in relation to the original amount credited to the AIC Account for such Contract, is in the same ratio as the amount such rebate bears to the original Finance Charges included in such Contract. Except as set forth in Section 2.15 and Section 2.17(b), the Company shall hold all amounts in the AIC Account until such time as all Contracts subject to this Agreement have been paid in full and at such time these amounts shall become the property of and disbursed to Great Dane.
            (b) Provided that a Default by Great Dane shall not have occurred and be continuing, commencing on the fourth anniversary of the Effective Date, the Company shall disburse to Great Dane from the AIC Account the difference, if any, between the balance remaining in the AIC Account minus the greater of (i) $2,500,000 or (ii) one-half of one percent (0.5%) of the aggregate outstanding Unpaid Time Balances for all Contracts as of December 31st of the prior Calendar Year.
            (c) In the event the Company makes disbursements to Great Dane pursuant to Section 2.17(b) and a Repossession Loss subsequently arises which exceeds the balance then remaining in the AIC Account, Great Dane shall, immediately upon demand by the Company, remit to the Company in cash an amount (not to exceed the aggregate amount of all disbursements made by the Company to Great Dane pursuant to Section 2.17(b)) equal to the difference between such Repossession Loss minus the balance, if any, remaining in the AIC Account and such amount shall be credited to the AIC Account by the Company and immediately thereafter paid to the Company in accordance with Section 2.15. All amounts remitted to the Company pursuant to the preceding sentence and so credited to the AIC Account shall not, for the purposes of Section 2.16, constitute a payment to the Company from a source other than the AIC Account. Immediately following (i) the termination or expiration of this Agreement, or (ii) any Default by Great Dane under this Agreement,

Great Dane shall remit to the Company in cash the aggregate amount, if any, disbursed to Great Dane by the Company from the AIC Account pursuant to Section 2.17(b), less any amount previously remitted by Great Dane to the Company pursuant to this Section 2.17(c).
            Section 2.18. DEFICIENCY COLLECTION. The Company shall use reasonable efforts to collect the remaining Net Unpaid Time Balance due under any Contract from which a Repossession Loss shall arise. Any net amounts so collected shall be applied by the Company: (i) first, to reimburse the Company for all other amounts which may be due and owing to the Company under such Contract, including without limitation any unpaid expenses of collection, repossession, transportation, storage, attorneys' fees, and court costs incurred by the Company in the enforcement of the related Contract which had not previously been taken into account in calculating the Repossession Loss with respect to such Contract; (ii) second, to reimburse the Company for any portion of the Repossession Losses suffered by the Company under all Contracts previously foreclosed upon which were not shared by Great Dane pursuant to the last sentence of Section 2.15; (iii) third, in equal amounts to Great Dane and the Company for any portion of the Repossession Losses shared by Great Dane and the Company pursuant to the last sentence of Section 2.15; (iv) fourth, to the AIC Account; and (v) fifth, in the case of a Contract purchased by the Company from an Independent Dealer, to reimburse such Independent Dealer for any loss incurred by such Independent Dealer with respect to the related Contract. The amount set forth in either subsection (i) or subsection (ii) of Section 2.16 shall be increased during any Calendar Year by the amounts, if any, paid to Great Dane pursuant to subsection
(iii) of the preceding sentence.
            Section 2.19.  ORIGINATION FEES/COMMISSIONS/COMPANY -  CONTRACT
RATE DIFFERENTIAL. (a) Until the establishment of the volume guidelines described in Section 2.19(b) below and unless otherwise agreed by Great Dane and the Company, with respect to each sales order placed with an Affiliate Dealer which describes Property included within one or more Contracts purchased by the Company from an Affiliate Dealer hereunder, the Company shall pay Great Dane an origination fee equal to $25 multiplied by the number of trailers or semi-trailers described in such sales order; PROVIDED, HOWEVER, that the aggregate amount payable pursuant to this Section 2.19 with respect to any such sales order shall not exceed $250.
            (b) Within ten (10) Business Days after the Effective Date, Great Dane shall provide the Company with information concerning the dollar volume of sales for each Affiliate Dealer during 1986 and 1987. As promptly as practicable following the delivery of such information, Great Dane and the Company shall negotiate in good faith to establish for each Affiliate Dealer volume guidelines for the percentage of finance sales which are to be generated from the total sales by each Affiliate Dealer (based upon the historic levels of such percentages, the mix of business at each Affiliate Dealer and other relevant factors), and to establish a schedule for the payment or origination fees based upon the performance of each Affiliate Dealer with regard to the respective volume guidelines. The schedule of origination fees set forth on Exhibit C hereto is expected to be representative of the fee structure for each Affiliate Dealer. The origination fees set forth in Section 2.19(a) shall be in the alternative and not in addition to the origination fees contemplated in Section 2.19(b), and shall have no further force and effect after the quotas contemplated by this
Section 2.19(b) have been established and implemented.
            (c) With respect to any Property sold by Great Dane or an Affiliate Dealer to a person which is not an Affiliate of Great Dane pursuant to
Section 2.13(a) (other than pursuant to the seventh sentence of such Section), the Company shall pay Great Dane a commission equal to ten percent (10%) of that portion of the Cash Selling Price of such Property, less any sales taxes, license fees, title fees and registration fees, which is not in excess of $10,000, plus, if such Cash Selling Price, as so adjusted, exceeds $10,000, five percent (5%) of such excess amount.
            (d) In the event that the rate of Finance Charges included in (1) any Contract assigned to the Company by an Affiliate Dealer, or (2) any Direct Loan in which the seller of the Property is an Affiliate Dealer, exceeds the Company Rate applicable thereto or which is in effect upon the date thereof for like Property to a substantially similar Great Dane Customer over the same term, each Affiliate Dealer or its designee shall be entitled to receive the following amounts:

                  (i) in the case of an outstanding Contract assigned to the Company by such Affiliate Dealer relating to new Property, 100% of the first 1% annual percentage rate of such excess and 50% of any excess over such 1% annual percentage rate; and
                  (ii) in the case of an outstanding Contract assigned to the Company by such Affiliate Dealer relating to used Property, 100% of the first 2% annual percentage rate of such excess and 50% of any excess over such 2% annual percentage rate.
Fifty percent (50%) of such amounts shall be payable quarterly by the Company to Great Dane. The remaining portion of such amounts shall be held by the Company until such time as the aggregate amount of such funds held by the Company exceeds one percent (1.0%) of the aggregate outstanding Unpaid Time Balance for all Contracts. On a monthly basis the excess, if any, of such amounts shall be payable by the Company to Great Dane.

                                   ARTICLE III
                            PRIOR AGREEMENT SUPERSEDED
            Section 3.1. SUPERSEDE PRIOR AGREEMENT. This Agreement shall supersede all the terms and conditions included in the Prior Agreement. Only those Contracts purchased by the Company from a Dealer hereunder on or after the Effective Date shall be subject to this Agreement. All Contracts purchased by the Company from a Dealer prior to the Effective Date shall be subject to the terms and provisions of the Stock Purchase Agreement.

                                   ARTICLE IV
                                      TERM
            Section 4.1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of eight (8) years thereafter, unless earlier terminated pursuant to Section 4.2, Section 4.3, or
Section 5.5.
            Section 4.2.  TERMINATION UPON OCCURRENCE OF SPECIFIC EVENTS.
This Agreement may be terminated by either of the parties hereto by written notice to the other party if any of the following events shall occur and each such event shall constitute a "Default" hereunder:
            (i) the other party shall default in the performance of any of its obligations to pay money arising hereunder or under any of the Ancillary Agreements (as defined in the Stock Purchase Agreement) other than this Agreement ("Related Agreements") and such default shall continue for a period of thirty (30) days after delivery of written notice of such default by the non-defaulting party; or
            (ii) the other party shall default in any material respect in the performance of any of its obligations (other than the obligations referred to in (i) above) arising under any provision of this Agreement or any of the Related Agreements, and such default shall continue for a period of sixty (60) days after delivery of written notice of such default by the non-defaulting party; or
            (iii) the other party shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such party or for any substantial part of its property, and, in the case of any such proceeding instituted against such party (but not instituted by it), either such proceeding shall remain undismissed and unstayed for a period of ninety (90) days or any actions sought in such proceeding (including, without limitation. the entry of an order for relief against such party or the appointment of a receiver, trustee, custodian or other similar official for such party or for any substantial part of its property) shall occur; or the other party shall take any corporate action to authorize any of the actions set forth above in this subsection (iii).
            Section 4.3.  TERMINATION UPON FAILURE OF THE COMPANY TO
PERFORM. (a) Provided that Great Dane is not then in Default hereunder, in the event that Great Dane is of the opinion, at any time subsequent to the second anniversary of the Effective Date, that, based upon the Performance Factors (as hereinafter defined), there has been a material failure by the Company in the performance of its services as contemplated hereby, then Great Dane shall deliver to the Company written notice of its opinion of such failure, specifying in reasonable detail the areas of such failure. If in Great Dane's opinion such failure has not been corrected within sixty (60) days following delivery to the Company of such notice of failure, Great Dane shall deliver written notice (the "Second Notice") of its opinion of such continued failure to the Company. If the Company disputes Great Dane's opinion of such continued failure referred to in a Second Notice, then the Company shall deliver to Great Dane written notice (the "Dispute Notice") of such dispute. If the Company shall not deliver to Great Dane a Dispute Notice within fifteen (15) Business Days after receipt of a Second Notice, then Great Dane shall be entitled to terminate this Agreement.
            (b) If the Company shall give a Dispute Notice as provided above, then such dispute as to the performance by the Company shall be determined by binding arbitration before a panel of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. Such arbitration shall be conclusive upon the parties as to all matters decided and shall be enforceable in any court of law of competent jurisdiction. The parties further agree that no lawsuit shall be filed by any party with respect to any matters subject to arbitration under
Section 4.3(a) either before or during any arbitration of such matter, except as necessary to enforce the provisions of Section 4.3(a). Great Dane and the Company will submit the dispute to the three-member arbitration panel within thirty (30) days after Great Dane's receipt of the Company's Dispute Notice. Great Dane and the Company shall each select one arbitrator within ten (10) days after the Dispute Notice is given to serve on the panel and such arbitrators shall select a third arbitrator within twenty (20) days after the Dispute Notice is given. If the two arbitrators shall be unable to agree upon a third arbitrator within the time period set forth above, then the third arbitrator shall be selected by the American Arbitration Association no later than thirty (30) days after the Dispute Notice is given.
In resolving the dispute, the arbitrators shall consider and give weight to all of the Performance Factors, as hereinafter defined. The cost of arbitration shall be paid by the party against whom the arbitration is decided, or as otherwise determined by the arbitrators.
            (c) For purposes of this Section 4.3, the "Performance Factors" which will be used to determine whether there has been a material failure by the Company to perform its services as contemplated hereby or whether external factors beyond the control of the Company are the cause of Great Dane's dissatisfaction shall be (i) the percentage of the aggregate sales volume of the Property financed pursuant to this Agreement, taking into account, among other things, then current economic and market conditions, acts or omissions of Great Dane (including, without limitation, its performance of its obligations hereunder and under Section 9.11 of the Stock Purchase Agreement), and the composition of Great Dane's customer base (excluding therefrom those Great Dane Customers who do not finance Property through independent finance companies), (ii) the level of service provided to Great Dane and the Great Dane Customers pursuant to this Agreement compared to the service provided by Affiliates of the Company and other independent finance companies to other manufacturers of over-the-road trailers and tractors and their comparable customers, and (iii) the financing terms (considering the Company Rate and not the rate quoted by the Affiliate Dealers to the Great Dane Customers) provided by the Company to Great Dane Customers pursuant to this Agreement compared to the terms provided to comparable customers by Affiliates of the Company and other independent finance companies in connection with financings similar to those contemplated by this Agreement.
            (d) The sole question to be decided by the arbitration panel shall be whether, based on the Performance Factors, there has been a material failure by the Company in the performance of its obligations hereunder or whether external factors beyond the control of the Company are the cause of Great Dane's dissatisfaction. Great Dane shall have the burden of proving that such a material failure by the Company did not result from external factors beyond the control of the Company. If the arbitration panel shall determine by a majority vote that there has been such a material failure by the Company which was not caused by external factors beyond the control of the Company, then this Agreement may be terminated at Great Dane's option upon not less than ten (10) Business Days' notice to the Company delivered at any time within six (6) months after such determination by the arbitration panel.

            Section 4.4. EFFECT OF EXPIRATION OR TERMINATION. Following the expiration or termination of this Agreement, except with respect to any outstanding commitment by the Company to make an Advance pursuant to Article I or commitment by the Company to purchase a Contract pursuant to Article II, the Company shall have no further obligation to make Advances under Article I or to purchase Contracts under Article II; provided however, this Agreement shall remain in full force and effect with respect to any outstanding Advances or Contracts (or outstanding commitments by the Company to make an Advance or to purchase a Contract) or related obligations of the parties hereto to each other hereunder which have not been satisfied in full.
            Section 4.5. RESERVATION OF REMEDIES. Termination of this Agreement shall not constitute a waiver by either party of its rights to be compensated for any damages arising from any breach of this Agreement by the other party; PROVIDED, HOWEVER, except for the remedies set forth in Section 9.11(F) of the Stock Purchase Agreement with respect to the termination of this Agreement, that in no event, whether prior to or after the termination of this Agreement, shall either party be liable for consequential or incidental damages, including, but not limited to, loss of production or profits.

                                   ARTICLE V
                                 MISCELLANEOUS
            Section 5.1.  GENERAL.  No failure or delay on the part
of either party in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof. nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The repurchase by Great Dane of any Contract from the Company pursuant to this Agreement shall not constitute a default under Section 9.11 of the Stock Purchase Agreement. Each party hereto shall have an express, contractual right of offset against the other party for any amounts which are or may become due and owing to such party under this Agreement or any other agreement. The party owed such amounts may withhold a like amount or portion thereof from any payment otherwise due to the other party under this Agreement in full or partial satisfaction of the amount owed by such party to the other party.
            Section 5.2. AMENDMENTS. This Agreement may be modified, amended, supplemented, or waived only by a written instrument executed by each of the parties.
            Section 5.3. FURTHER ASSURANCES. Each party shall take such further actions, including, without limitation, execution of documents, as is necessary to ensure the proper performance by such party of the provisions of this Agreement.
            Section 5.4. SEVERABILITY. All provisions of this Agreement shall be severable for purposes of enforcement. If any provision of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.
            Section 5.5. SUCCESSORS AND ASSIGNS. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding any terms to the contrary herein, the Company (which for the purposes of this Section 5.5 shall include its successors and assigns) may assign this Agreement without the prior written consent of Great Dane if (i) at the time of such assignment one hundred percent (100%) of the common stock of the Company's assignee is owned, directly or indirectly, by a corporation which is the direct or indirect beneficial owner of one hundred percent (100%) of the common stock of the Company, (ii) such assignment is pursuant to the sale of substantially all the assets of the Transportation Division of Associates Commercial Corporation ("Associates"), or (iii) such assignment is pursuant to a sale of chattel paper by the Company in which the Company shall service such chattel paper for the benefit of the purchaser thereof; PROVIDED, HOWEVER, the rights of an assignee of this Agreement pursuant to subsection (iii) above may be terminated, at the election of Great Dane if the Company does not continue to service such chattel paper for such assignee. In the event of an assignment of this Agreement by the Company pursuant to subsection (ii) of the preceding sentence or the transfer of any of the shares of common stock of the Company to any person not specified in subsection (i) of the immediately preceding sentence (other than as a result of a merger of the Company into Associates or as a result of the transfer of the shares of capital stock of Associates), Great Dane shall have the right to terminate the Agreement upon thirty (30) days prior written notice to the assignee hereof. In the event of an assignment of this Agreement by the Company pursuant to subsection (iii) of this Section 5.5, the aggregate outstanding Unpaid Time Balance for all Contracts assigned pursuant thereto plus the aggregate outstanding Unpaid Time Balance for all Contracts covered hereby and not so assigned shall be added together for the purposes of subsection (i) of Section 2.16. In the event substantially all the assets of Great Dane are sold with the consent of Associates Corporation of North America pursuant to
Section 10.1(B) of the Stock Purchase Agreement, Great Dane may assign its rights and obligations under this Agreement to the party which purchases such assets, provided that such party fully assumes all of Great Dane's existing and hereafter arising obligations hereunder.
            Section 5.6. NOTICES. Except as otherwise specifically provided herein, any notices or other communications required under this Agreement shall be in writing (including telecopy communications), and shall be sent by mail, telecopier or courier as follows:

            (a) If to Great Dane, with respect to all notices and communications pursuant Article IV or Section 5.5 of this Agreement, addressed to:
            International Controls Corp.
            Two Executive Drive, 4th Floor
            Somerset, New Jersey 08873
            Attention:  Arthur M. Goldberg
            Telecopier:  (201) 469-9151
            with a copy to Frank L. Stifelman
            Orloff, Lowenbach, Stifelman & Siegel
            101 Eisenhower Parkway
            Roseland, New Jersey 07068-1082
            (b) If to Great Dane, with respect to all other notices and communications pursuant to this Agreement, addressed to:
            Great Dane Trailers, Inc.
            East Lathrop Avenue
            Savannah, Georgia 31402-0067
            Attention:  James C. Rossiter
            Telecopier:  (912) 236-0647
      (c)   If to the Company, addressed to:
            Associates Commercial Corporation
            150 North Michigan Avenue
            Chicago, Illinois 60601
            Attention:  General Counsel, with a copy to
                        Controller
            Telecopier:  (312) 781-5974
                            and
            Associates Corporation of North America
            250 E. Carpenter Freeway
            P. 0. Box 660237
            Dallas, Texas 75266-0237
            Attention:  President
            Telecopier:  (214) 659-4004
            Telex:        791566

Either party hereto shall be entitled to specify a different address by giving written notice as aforesaid to the other party. All notices shall be deemed to have been duly given or made when delivered by courier or upon return of receipt requested card and when telecopied, receipt acknowledged.
            Section 5.7. CONFIDENTIALITY. (a) The Company and Associates Corporation of North America shall adopt as policy the guidelines set forth in
Section 5.7(b) and will use its best efforts to ensure substantial compliance with such policy; PROVIDED, HOWEVER, that Great Dane recognizes that there can be no assurances that the Company's employees will in every case comply with such policy. A failure by any of the Company's employees to substantially comply with the policy set forth in Section 5.7(b) shall not constitute a material default by the Company under this Agreement unless Great Dane shall have delivered to the Company written notice specifying in reasonable detail the circumstances of such non-compliance and such non-compliance by such employees shall not cease within sixty (60) days after delivery of such notice by Great Dane.
            (b) The Company and Associates Corporation of North America shall keep confidential information provided to the Company by Great Dane and the Affiliate Dealers concerning the identity of each prospective Great Dane Customer, the Property which may be purchased or leased by such Great Dane Customer and the price and other sale terms which may be incorporated in any prospective sale of Property by Great Dane to such Great Dane Customer (the

"Customer Information"); PROVIDED, HOWEVER, after such prospective Great
Dane Customer purchases such Property from Great Dane or comparable equipment from a person other than Great Dane, the Company may disclose (1) the terms of any financing extended by the Company to such Great Dane Customer to any other person who indicates to the Company that such information will be used in the consideration of other financing for such Great Dane Customer, and (2) Customer Information which does not identify the terms of transactions with any particular Great Dane Customer or under any Contract. Customer Information shall not include any information that is or becomes available to the Company through sources other than Great Dane or that is or becomes in the public domain.
            Section 5.8. ENTIRE AGREEMENT. This Agreement and the exhibits and other documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof, and all prior understandings, written or oral, with respect to such subject matter are superseded by this Agreement.
            Section 5.9. HEADINGS. The Article and Section headings in this Agreement are for reference purposes only and shall not otherwise affect the meaning or interpretation of any provision hereof.
            Section 5.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
            Section 5.11. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which, taken together, shall constitute one and the same instrument.
            Section 5.12. REPORTS. (a) The Company agrees to furnish Great Dane with the following written reports:
                  (i) a monthly report of the outstanding Unpaid Time Balance and aging for each outstanding Contract computed as of the end of the previous month.
                  (ii) a monthly report of each outstanding Contract, identified by the originating Dealer which is over sixty (60) days past due as of the end of the previous month.
                  (iii) a monthly report of Property repossessed and held by the Company during the previous month which identifies the respective Contract, originating Dealer and the reasonably current location of the Property.
                  (iv) a quarterly report on the activity and balances of the AIC Account.
            (b) Great Dane agrees to furnish the Company with the following written reports:
                  (i) a monthly report setting forth the aggregate dollar volume of sales and leases of Property and the number of new and used items of Property sold and leased by each Affiliate Dealer during the preceding month.
                  (ii) a weekly report of all Property or Inventory purchase or sale orders placed with Great Dane and the Affiliate Dealers during the preceding week.

            (c) The Company shall use its best efforts to give Great Dane prior notice of any legal action instituted by the Company against a Great Dane Customer under any Contract for payment of more than $500,000.
            (d) While the Company and Great Dane each will use its best efforts to provide each other with the notices, reports and information set forth in Section 5.12(a), (b), and (c), the Company and Great Dane agree that the failure of either party to furnish the other with such notices, reports or information in a timely manner will not constitute a Default by either the Company or Great Dane under this Agreement for any purpose and shall not affect the obligations or liabilities of either the Company or Great Dane under this Agreement.
            Section 5.13. IMPEDIMENTS. If the Company is prevented from repossessing any Property within the period of time specified in Article II of this Agreement or is prevented from foreclosing upon any Property or delivering any Property or presenting good title thereto or from taking any other act whatsoever due to any law, rule, regulation, court order, litigation (which shall include but not be limited to the pendency of any replevin action or similar proceeding instituted by the Company to recover possession of any Property), bankruptcy proceeding, riot, labor dispute, natural disaster, Act of God, action of any government agency, or if an item of Property must be kept for a definite period to permit redemption (each of which events is herein called an "Impediment"), then the period of time, if any, in which the Company shall be required to proceed hereunder shall stop running during such time as an Impediment shall exist and shall begin running again forty-five (45) days after such Impediment ceases to exist. Subject to the Company's reasonable business and legal judgment, the Company shall use reasonable efforts to cause an Impediment to cease to exist in those cases in which the cessation of such Impediment is an appropriate course of action under all the facts and circumstances existing at the time.
            Section 5.14. SECURITY INTEREST. If Great Dane retains an interest of any kind in any Inventory or Property or to the extent any court deems Great Dane to have an interest of any kind in any Inventory or Property or in any credits at any time appearing on the books of the Company or in any monies from time to time in the possession and/or control of the Company, which shall include but not be limited to the AIC Account, Great Dane hereby grants to the Company a first priority, perfected security interest therein to secure all obligations of Great Dane to the Company, whether realized or contingent, and whether arising under this Agreement or any other agreement between Great Dane and the Company and/or any Affiliate of the Company. Great Dane will execute any appropriate financing statements and take any other actions reasonably requested by the Company to ensure that the security interest granted herein is and continues to be a first priority, perfected security interest in the related property.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers as of the date and year first above written.
                              GREAT DANE TRAILERS, INC.


                              BY:____________________________
                                 TITLE:

                              GREAT DANE FINANCE COMPANY


                              BY:____________________________
                                 TITLE:

                                   EXHIBIT A






                                      THE
                                  ASSOCIATES

                               A GULF + WESTERN
                                    COMPANY







                              GREAT DANE DEALER
                        LIMITED LIABILITY AGREEMENT

                              Dated:_________________________________
Associates Commercial Corporation
________________________________
________________________________
________________________________

(hereinafter called "Associates")
      Gentlemen:
            We desire from time to time to offer to sell to Associates, upon the terms and conditions set forth in this Agreement, security agreements, conditional sale contracts, retail installment sale contracts, leases, chattel mortgages or other title retention or lien instruments (herein individually referred to as a "Contract" and collectively referred to as "Contracts") acceptable to Associates which evidence the time sale at retail or the lease of the machinery, equipment, and/or vehicles described therein (the "Property") by us in the ordinary course of our business to our commercial customers (herein called "Debtors").
           1. ASSIGNMENT. Upon the acceptance by Associates of any such Contract, we will sell, transfer and assign to Associates all of our right, title and interest in and to the Contract and in any notes, guarantees and other documents executed in connection with the Contract (herein, together with the Contract, called "Documents"), all amounts due or to become due under the Documents, the Property, and all of our rights and remedies under or in connection with the Documents. Such assignment will not constitute an assignment of our obligations as seller or lessor under any such Contract or under any purchase order executed in conjunction with any such Contract.
           2. PURCHASE PRICE. The purchase price which Associates will pay us for each Contract shall be an amount equal to the then unpaid face amount thereof less the charges of Associates (herein called the "Purchase Price"). At the time of purchase of a Contract, Associates will pay us an amount equal to the Purchase Price for such Contract less any amount withheld by Associates pursuant to Paragraph 3 of this Agreement. Any portion of the Purchase Price evidenced by a Dealer Certificate delivered to us by Associates shall be payable as provided in such Certificate.
           3. DEALER RESERVE. A. The excess, if any, of the charges included by us in each Contract over the charges of

      Associates therefor, or any portion thereof, may at Associates' election be withheld by Associates and credited to an account on the books of Associates and designated as our Dealer Reserve or paid directly to us by Associates. A portion of the Dealer Reserve shall be paid to us from time to time to the extent that the balance in such Dealer Reserve exceeds _____% of the then total unpaid balances of all Contracts acquired by Associates from us. We understand and agree that although all or a portion of the Dealer Reserve on Contracts sold to Associates is paid to us by Associates from time to time, the portion of the Dealer Reserve attributable to a Contract shall not be earned by or due us until such Contract is paid in full by the Debtor. Therefore, we hereby agree:
                 (a) In the event of the repossession or retaking of any of the Property which is the subject of a Contract sold to Associates or if a loss is sustained by Associates on any such Contract, the portion of the Dealer Reserve relating to such Contract will be cancelled and the amount of such Dealer Reserve will be charged against our reserve account on the books of Associates.
                 (b) If, in the event of prepayment by the Debtor, any part of the difference between the cash price and the unpaid face amount of the Contract is refunded to the Debtor, the same percentage of the Dealer Reserve attributable to such Contract as the refund bears to the amount on which it was computed will be cancelled and a like amount will be charged against our reserve account on the books of Associates.
                 (c) In the event the charges of Associates for the purchase of a Contract are reduced because any insurance coverage included in such Contract is cancelled prior to their maturity, the same percentage of the Dealer Reserve relating to the Contract as the reduction bears to the amount on which it was computed will be cancelled and the amount thereof will be charged against our reserve account on the books of Associates.
      In the event our Dealer Reserve from the sale of Contracts to Associates is insufficient to satisfy the charges enumerated above, we shall from time to time promptly, upon demand, pay to Associates the amount of such charges.
            3.B. If, for any reason, Associates discontinues buying Contracts from us or if we are indebted to Associates either hereunder or otherwise, or if any of the events described in Paragraph 8 hereof has occurred which obligates us to repurchase Documents assigned to us by Associates hereunder, or if we are no longer doing business as a going concern, or if there is then any existing breach of any representation, warranty or agreement on our part, then notwithstanding any other provision herein. Associates may hold all amounts in our Dealer Reserve until all Contracts purchased by Associates from us and all of our outstanding obligations to Associates, whether under this Agreement or otherwise, have been fully paid, and at the option of Associates, Associates may charge any of our obligations against our reserve account on the books of Associates. We hereby grant Associates a security interest in the Dealer Reserve and any other credits at any time appearing on the books of Associates as security for all of our realized or contingent obligations to Associates, whether arising under this Agreement or otherwise. Neither the transfer to us from time to time of any portion of the Dealer Reserve, nor the institution of any bankruptcy, insolvency, receivership or liquidation proceeding by or against us shall affect the rights of Associates under this Agreement. Unless Associates expressly agrees otherwise in writing, no amount held in our Dealer Reserve, or otherwise, or evidenced by a Dealer Certificate, or any sum due us from Associates, whether earned or unearned, shall bear interest or otherwise accrue profits.
           4. REPRESENTATIONS AND WARRANTIES. With respect to all Documents purchased pursuant to this Agreement, we represent and warrant that at the time of purchase and at all times thereafter: the Documents will be genuine, enforceable, in all respects what they purport to be, and the Contract will constitute the entire agreement between us and the Debtor(s) relating to the Property; all signatures, names, addresses, amounts and other statements and facts contained in the Documents will be true and correct; if the Contract evidences a sale, the Property will have been sold to the Debtor(s) in a bona fide time sale transaction; if the Contract evidences a lease, it will represent a valid, lawful deferred payment obligation of a bona fide lessee, will constitute the only lease or rental agreement relating to the Property and we will not have given any party any purchase or renewal options in or to the Contract or the Property except as stated in the Contract, the Debtor(s) will have paid the downpayment, advance rentals or deposit in cash or as otherwise stated in the Contract and no part thereof will have been loaned directly or indirectly by us; no rentals or other monies due under the Contract will have been prepaid and no deposit will have been paid by the Debtor(s) except as stated in the Contract; the Property will have been delivered in satisfactory condition to the Debtor(s), will have been properly installed if required, and will have been accepted by the Debtor(s); any notice of insurance or certificate or


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




      policy thereof will be or will have been delivered to the Debtor(s) within the time required by law; all parties to the Documents will have the capacity to contract and none of such parties will be a minor; the Debtor(s) will not then be in default under the Contract; the security interest, lien or reservation of title evidenced by the Documents and/or granted by us to Associates hereunder will be valid, first, prior to all others and effective against all persons; we will have caused such actions to be taken or initiated as are required or permitted by statute or regulation to perfect and disclose the interest of Associates in the Property; we will have full title and the right to sell and assign the Documents and such assignment will convey the same free and clear of all liens and encumbrances whatsoever; the Documents will be and will continue to be free from defenses, counterclaims, cross-claims and set-offs; and Associates shall have been designated as loss payee under an insurance policy acceptable to Associates in the form of Fire Insurance with Extended Coverage or Combined Additional Coverage and Collision, Theft and/or Vandalism and Malicious Mischief Coverage, when appropriate, insuring the Property for not less than its actual cash value and having a deductible collision provision in an amount acceptable to Associates and such other insurance as Associates may from time to time reasonably require. We further represent and warrant that, from and after the date of assignment of the Documents, we shall have no authority and will not, without the written prior consent of Associates, accept collection, repossess, substitute or consent to the return of the Property, or modify the terms of the Documents. In purchasing any Contract under this Agreement, Associates shall be relying upon our warranties as to such Contract, and the knowledge of Associates of any breach of any such warranties at the time of its purchase of any Contract shall not impair or constitute any waiver of any such warranties or of any of our obligations with respect to such Contract. Associates shall have no obligation to notify us of any breach of any of such warranties which may come to its attention or to undertake any cure or remedy of any defects in any Documents.
           5. NOTIFICATIONS, WAIVERS AND BOOKS AND RECORDS. We shall notify the Debtors under all Contracts assigned to Associates to make all future payments directly to Associates at such address as Associates shall specify. We hereby agree that, with the exception of monies received by us from the Debtor which are specified as having been received in the Documents and installment payments received by us prior to our assignment to Associates of the Documents which are applied by us as a reduction of the unpaid face amount of the Contract, all monies and other forms of payment received by us from any obligor under Documents assigned to Associates will be held by


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




      us in trust for Associates. If any such payment is in the form of a check, money order or other instrument made payable to us, we shall immediately endorse and/or assign such instrument to Associates and any such payment, regardless of its form, shall be promptly, without demand, forwarded to Associates. If we fail, for any reason, to give the notice referred to above or to complete the endorsement and/or assignment specified above, Associates or its representative is hereby authorized and empowered to do so in our name and as our agent. We give express permission to Associates to release, on terms satisfactory to Associates or by operation of law or otherwise, or to compromise or adjust any and all rights against, and grant extensions of time of payment to, the Debtor(s) or any other persons obligated on the Documents, or to agree to a transfer of any Property or a substitution of a Debtor and to otherwise handle the making of collections in accordance with the business judgment of Associates, without notice to us and without affecting our obligations to Associates under this Agreement. We shall make suitable and proper entries on our books and records showing the absolute sale to Associates of such Documents as may be purchased by Associates and Associates or its authorized representative may examine our books and records relating to such Documents at any time during regular business hours. If we retain an interest of any kind in the Property, or to the extent that any Court deems us to have an interest of any kind in the Property, we hereby grant Associates a security interest in the Property to secure all obligations under this Agreement and under the Documents. We will, upon request from Associates, execute such other documentation as Associates may reasonably require to evidence and/or give notification of the rights of Associates in and to the Documents and/or the Property. If the rights or obligations under any Document are modified by order of any court or other governmental agency, such modification shall not relieve us of our obligations to Associates hereunder.
           6. INSURANCE. Any amounts advanced by Associates at any time after its purchase of a related Document, plus the charges of Associates thereon, relating to insurance on Property covered by the Documents, shall be deemed added to the amount then remaining unpaid under the related Documents for the purpose of computing our obligations to Associates under this Agreement and any related assignment or endorsement.
           7. WITHOUT RECOURSE ASSIGNMENT. A. Unless otherwise agreed, all Documents shall be assigned to Associates without recourse as to the financial ability of the Debtor to pay, but subject to the warranties and representations contained in such assignment and in this Agreement, and subject to the


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




      terms and conditions hereof. In the event of a default under the terms of Documents so assigned, Associates shall take such action as Associates may deem necessary and advisable to collect the unpaid balance due thereunder, including but not limited to the retaking, repossessing or recapturing of any or all of the Property covered by the Documents or the institution of legal action to affect such retaking, repossession or recapturing.
            7.B. In the event that Associates repossesses or recovers possession of any Property subject to a Contract during the Repurchase Period, as defined herein, Associates shall take such action as Associates deems necessary and advisable to foreclose upon and sell such Property free and clear of the Debtor's interest therein. If Associates takes possession of any Property within the Repurchase Period and becomes the purchaser of such Property at the aforementioned foreclosure sale (which may be conducted following the close of the Repurchase Period), we will, promptly upon demand by Associates and subject to the terms of this Paragraph, purchase such Property from Associates. The "Repurchase Period" shall begin upon the maturity date of the earliest installment due under the Contract which is more than 50% unpaid and shall end 180 days thereafter, provided however, such period: (a) shall not include any days during which an Impediment, as defined herein, shall exist, and (b) shall be extended by 45 additional days after any Impediment shall cease to exist. Any law, rule, regulation, court order, litigation (which shall include but not be limited to the pendency of any replevin action or similar proceeding instituted by Associates to recover possession of any Property), bankruptcy proceeding, riot, labor dispute, natural disaster, Act of God, action of any governmental agency or statutory redemption period which, in whole or in part, impairs Associates' ability to repossess or recover possession of any Property during the Repurchase Period or to otherwise perform as contemplated under this Agreement shall constitute an "Impediment."
            7.C. Following the purchase of the Property by Associates, Associates shall give us notice of this fact and that Associates intends to deliver the Property to us. Associates shall deliver the Property to us at our place of business, or at such other location as we will designate. If the point of delivery is more than 250 miles from the point of repossession, we will pay all delivery charges incurred after the first 250 miles. Upon delivery of the Property, we will place the Property for sale and will, with the approval of Associates, sell the Property within 90 days of delivery. With the consent of Associates, this approved sale period may be extended for an additional 60 day period. If we have not


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




      sold the Property within the approved period of time we and Associates shall, within 30 days thereafter, each obtain two bona fide bids and thereafter the Property shall be sold to the highest bidder. Any Resale of Property shall be a sale by us as the seller to the purchaser. A sale under this Subparagraph 7.C., whether the purchaser is located by us or by Associates, shall constitute a "Resale" for purposes of this Agreement.
            7.D. We hereby acknowledge and agree that any Property delivered to us by Associates pursuant to Paragraph hereof shall be held by us for the benefit of Associates, that we shall merely be a bailee of the Property for Associates until the Resale, and that Associates will be transferring no rights to us in the Property by such delivery other than those specified herein. We agree to safely store the Property without cost to Associates; to redeliver the Property to Associates upon demand, and authorize Associates to secure comprehensive insurance coverage upon the Property for the term of our possession at our cost. We will mark our books and records to designate the ownership rights of Associates and shall, upon request from Associates, execute such other documentation as Associates may reasonably require to evidence and/or give notification of our relative rights in the Property. To the extent that any Court of Law deems us to have an interest of any kind in the Property, we hereby grant Associates a security interest in the Property to secure our obligations under this Agreement.
            7.E. We agree to purchase the Property from Associates immediately prior to the Resale of the Property and Associates agrees to deliver good unencumbered title to the Property to us (which title will be evidenced by a properly endorsed certificate of title or repossession certificate of title or by a bill of sale, whichever is applicable). The purchase price for the Property shall be payable by us to Associates immediately upon the Resale of the Property and shall be an amount equal to the proceeds received by us from the Resale, plus interest upon the unpaid principal balance due under the related Contract from the date of repossession of the related Property to the date of our payment to Associates computed at the lesser of the lawful maximum rate of interest which we may pay and Associates may collect or Associates current published used wholesale rate, and plus any sums payable to Associates by us under Subparagraph 7.F. The sale of the Property to us by Associates shall be on an "AS IS - WHERE IS" BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO QUALITY, WORKMANSHIP, DESIGN, MERCHANTABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

            7.F. If the proceeds of the Resale of the Property are insufficient to fully reimburse Associates with respect to the related Contract, we agree to immediately pay Associates the lesser of (a) the amount necessary to reimburse Associates in full, or (b) (i) _____% of the unpaid time balance remaining at the time of repossession of the related Property less any customary refund by Associates of unearned finance charges. For purposes of this Paragraph 7, Associates shall be considered fully reimbursed when Associates has received the amount of the then unpaid face amount of the related Contract, plus approved expenses of repossession, less any customary refund by Associates of unearned finance charges, less any insurance premium refund payable directly), to Associates, less any insurance proceeds received by Associates which are not used by Associates to restore or repair the Property, less any costs in excess of $1,000 of restoring or repairing the Property incurred due to loss or damage that would have been covered by physical damage insurance, less the amount of all installments due under the related Contract which were at the time of repossession, in default in excess of 120 days, except those installments due under the related contract, which were at the time of repossession, in default in excess of 120 days, except these installments becoming in default during the existence of an Impediment, and less the proceeds of the Resale of the Property. In all cases, the following expenses shall be considered approved expenses of repossession: actual out-of-pocket expenses incurred by Associates in repossessing, transporting and storing the Property, including reasonable attorney's fees and court costs; the payment of mechanic's and/or garageman's liens not in excess of $1,000; the cost of emergency repairs not in excess of $500; and necessary reconditioning expenses not in excess of $1,000. Our prior approval will be required for any other expenses. We agree that any deficiency remaining due from the Debtor and/or surplus due to the Debtor shall be computed in accordance with applicable state and federal laws, regulations and decisions and that any such surplus shall be payable in accordance therewith.
            8. WAIVER, REASSIGNMENT AND BREACH OF WARRANTY. We hereby waive presentment, demand, notice and protest as to all Contracts. If any of the representations and warranties contained in Paragraph 4 hereof or any representation or warranty made by us to Associates in any other agreement relating to Documents is untrue, we hereby unconditionally agree to promptly repurchase the affected Documents on demand from Associates for the remaining unpaid balance thereof, plus any expenses of collection, repossession, transportation and storage, and reasonable attorney's fees and court costs incurred by Associates in enforcing the rights of Associates under the Documents against the Debtor or enforcing the rights of Associates hereunder against us, less any customary refund by Associates of unearned finance charges. If we default in any of our obligations to Associates, become insolvent, cease doing business as a going concern, make an assignment for the benefit of creditors, or if a petition for a receiver or in bankruptcy is filed by or against us, we hereby unconditionally agree to promptly repurchase all Documents assigned to Associates by us hereunder at the purchase price set out above. We shall continue to be liable hereunder, notwithstanding a waiver of or failure to enforce any of the terms, covenants or conditions contained in the Documents on the part of Associates or any release of, or failure on the part of Associates to realize upon or protect the Property or the lien thereon. ANY REASSIGNMENT OF THE DOCUMENTS BY ASSOCIATES, WHETHER UNDER THIS PARAGRAPH OR OTHERWISE, SHALL BE WITHOUT RECOURSE OR WARRANTY OF ANY KIND.
            9. ADDITIONAL REPRESENTATIONS AND WARRANTIES. We represent, covenant and warrant to Associates that: (a) If we have represented ourselves to be a corporation or execute this Agreement as a corporation, we are duly organized, validly existing and in good standing under the laws of the State of our Incorporation; we are duly qualified as a foreign corporation to do business in each State in which the nature of our business requires such qualification; the execution and delivery of this Agreement and the performance thereof by us are not in violation of any of the provisions of our Certificate of Incorporation or By-laws; we have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and, Associates is authorized to rely upon any certificate or other writing executed and delivered to Associates on our behalf by our Secretary or any Assistant Secretary with respect to the persons authorized and designated to sell, assign and deliver Contracts to Associates, and to execute any customary assignments and other documents and endorsements in furtherance thereof; (b) If we have represented ourselves as a partnership, whether general or limited, or execute this Agreement as a partnership, either all general partners have executed this Agreement or the signatory on this Agreement has the full right and authority to execute this Agreement on behalf of and to bind the partnership and, unless otherwise specified in writing, Associates is authorized to accept the signature of any partner and of any person authorized and designated by any partner as binding upon the partnership with relation to the sale, assignment and delivery of Contracts under this Agreement, and the execution of assignments and other documents and endorsements in furtherance thereof; and (c) The execution, delivery and performance of this Agreement is not in violation of any indenture, mortgage, or other agreement to which we are a party or under which we may be


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




      bound. We shall furnish to Associates (i) as soon as practicable after the close of each fiscal year a copy of our audited financial statements for each such fiscal year, and (ii) such other information respecting our business, operation and financial condition as Associates may from time to time reasonably request.
            10. MODIFICATION, WAIVER AND ASSIGNMENT. No modification or waiver of any provision of this Agreement shall be effective unless such modification or waiver shall be in writing and signed by our duly authorized officer or agent and by a duly authorized officer of Associates and any such modification or waiver shall then be effective only for the period, on the conditions, and for the specific instances and purposes in such writing. Associates may from time to time at its sole discretion sell certain Documents and continue to enforce such Documents for the benefit of the purchasers thereof pursuant to a collection agreement or other service arrangement with such purchasers. Following such a sale, our obligations and liabilities hereunder with regard to such Documents and the Property subject thereto shall remain in full force and effect and shall inure to the benefit of such purchasers. In the event Associates repurchases such Documents from the purchasers thereof, our obligations and liabilities hereunder with regard to such Documents and the Property subject thereto shall remain in full force and effect and shall inure to the benefit of Associates as if such sale and repurchase of such Documents by Associates had not transpired. Associates may assign its related rights under this Agreement to the purchasers of such Documents and our related obligations and liabilities hereunder shall inure to the benefit of such purchasers. We may not assign any of our rights and obligations hereunder without the prior written consent of Associates.
            11. NOTICES. All notices, offers, demands or replies by either party to this Agreement shall be in writing and shall be sent by first class mail, postage prepaid, and addressed, if to Associates, to the address of Associates shown above, marked "Attention: Branch Manager", and if to us, to the following address, marked to the attention of the person whose signature appears below, or to such other person or address as either party shall from time to time designate to the other in writing:_____________________________________________________
      _____________________________________________________________.
            Upon the acceptance of Associates, the terms and provisions hereof shall constitute an agreement between us which shall inure to and bind us and our respective assigns. Any such termination will not affect our respective rights or obligations as the Documents which Associates has purchased or made a binding


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




commitment to purchase prior to the effective date of termination. This Agreement may be referred to as the Great Dane Dealer Limited Liability Agreement.

                                     DEALER___________________________________

WITNESS:                               By:____________________________________

_____________________________          Title:_________________________________


      Accepted and agreed to at __________________________________, on
_________________________
            (Date)

                                             ASSOCIATES COMMERCIAL CORPORATION
                                        By:___________________________________
                                           Title:_____________________________


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





                                   AMENDMENT


This Amendment is by and between Associates Commercial Corporation ("Associates") and _____________________ (the "Dealer") and shall become a part of and specifically incorporated in that certain Great Dane Dealer Limited Liability Agreement (the "Agreement") dated on the same date hereof between the parties hereto.

Associates and the Dealer agree that the Agreement shall be amended as follows:
1. The first sentence in Paragraph 7.F. of the Agreement shall be deleted in its entirety and the following sentence shall be added to the Agreement as a substitute in the place thereof:

      If the proceeds of the Resale of the Property are insufficient to fully reimburse Associates with respect to the related Contract, we agree to immediately pay Associates the lesser of (a) the amount necessary to reimburse Associates in full, or (b)(i) 10% of the unpaid time balance remaining at the time of repossession of the related Property less any customary refund by Associates of unearned finance charges computed as of such date regarding any Contract(s) which evidences the time sale to the same Debtor of Property consisting of five (5) or more new trailers and/or semi-trailers manufactured and/or distributed by Great Dane Trailers, Inc. ("Great Dane") which were purchased by us from Great Dane pursuant to a single order, provided that we furnish Associates, at the time such Contract(s) is tendered, documentation acceptable to Associates reflecting the satisfaction of such condition, or (b)(ii) 15% of the unpaid time balance remaining at the time of repossession of the related Property less any customary refund by Associates of unearned finance charges computed as of such date regarding any other Contract.

2. Except as expressly modified herein, all the terms and conditions included in the Agreement shall remain in full force and effect.
Dated:  ___________________________



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




ASSOCIATES COMMERCIAL CORPORATION
By:  ______________________________
Title:  ___________________________

DEALER:  __________________________
By:  ______________________________
Title:

                                   EXHIBIT B
                          AFFILIATE DEALER AGREEMENT

This Agreement is by and between Great Dane Finance Company (the "Company") and __________________________ ("the Affiliate Dealer").
WHEREAS, the Company has entered into that certain Amended and Restated Operating Agreement dated as of August 31, 1988 with Great Dane Trailers, Inc. ("Great Dane"), referred to hereafter as the "Operating Agreement", and WHEREAS, the Affiliate Dealer desires to sell the Company Documents arising from the sale of Property, as such terms are defined in the Operating Agreement, by the Affiliate Dealer to Great Dane Customers, as defined in the Operating Agreement, pursuant to the terms and conditions set forth in the Operating Agreement, and
WHEREAS, the Company desires to purchase such Documents from the Affiliate Dealer pursuant to the terms and conditions set forth in the Operating Agreement.
NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, the Company and the Affiliate Dealer agree as follows:
1. With respect to any Documents assigned to the Company by the Affiliate Dealer pursuant to the Operating Agreement, the Affiliate Dealer will assume and perform in a timely manner each and every duty and obligation attributable to an Affiliate Dealer, as such term is defined in the Operating Agreement, under
Article II of the Operating Agreement with respect to such Documents and the Property, as defined in the Operating Agreement, subject thereto.
2. With respect to any Documents assigned to the Company by the Affiliate Dealer subject to the Operating Agreement, the Affiliate Dealer represents and warrants to the Company that each and every representation and warranty of Great Dane under Section 2.9 of the Operating Agreement will be true and correct and, for the purposes of this Agreement, such representations and warranties shall also be deemed to have been made to the Company by the Affiliate Dealer.
3. The Affiliate Dealer additionally represents and warrants to the Company that: it is duly qualified to do business in each state in which the nature of its business requires such qualification; the execution and delivery of this Agreement and the performance hereof by the Affiliate Dealer are not in violation of any of the provisions of the Affiliate Dealer's Certificate of Incorporation or By-laws; it has taken all necessary corporate action to authorize the execution, delivery and performance of this


                                       75
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PAGE 2

Agreement; the Company is authorized to rely upon any certificate or other writing executed and delivered to the Company on behalf of the Affiliate Dealer by its Secretary or any Assistant Secretary with respect to the persons authorized and designated to sell, assign and deliver Documents to the Company and to execute any assignments and other documents in furtherance of the Operating Agreement: and that it has and will continue to hold all licenses and other qualifications necessary to the conduct of its business which shall include, without limitation, any license to enter into and assign retail installment sale contracts regarding the sale of vehicles.
4. This Agreement shall remain in full force and effect during the term of the Operating Agreement and may only be assigned by the Company or the Affiliate Dealer consistent with the terms and conditions set forth in Section 5.6 of the Operating Agreement with respect to an assignment thereof by the Company or Great Dane, respectively.
Dated:  ________________________

GREAT DANE FINANCE COMPANY
By:  ___________________________
Title:  ________________________



________________________________
AFFILIATE DEALER
By:  ___________________________
Title:  ________________________



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




                                   EXHIBIT C







                         SCHEDULE OF ORIGINATION FEES







To be agreed upon by the parties hereto prior to the Closing Date.
                                        77